FOURTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this "**Amendment**") is entered into this 10th day of January, 2023, by and between (i) **SILICON VALLEY BANK**, a California corporation ("**Bank**"), (ii) **FLUX POWER, INC.**, a California corporation ("**Flux**"), and (iii) **FLUX POWER HOLDINGS, INC.**, a Nevada corporation ("**Holdings**" and together with Flux, individually and collectively, jointly and severally, "**Borrower**").

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 9, 2020, as amended by that certain First Amendment to Loan and Security Agreement, dated as of October 29, 2021, and as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of June 23, 2022, and as further amended by that certain Third Amendment to Loan and Security Agreement dated as of November 7, 2022 (as the same may from time to time be further amended, modified, supplemented or restated, the "**Loan Agreement**").

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 5.3 (**Accounts Receivable; Inventory**). Clause (c) of Section 5.3 is deleted in its entirety and replaced with the following:

> "(c) For any item of Inventory consisting of Eligible Inventory in any Borrowing Base Report, such Inventory (i) consists of finished goods or raw materials which are standard lithium battery cells or steel parts, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or

defective, and is not comprised of demonstrative or custom inventory, works in progress, other raw materials, packaging or shipping materials, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except Permitted Liens consisting of customary Liens in favor of any landlord, warehouseman, broker, common carrier or other bailee where such Person executed (A) as to any landlord a landlord waiver, leasehold mortgage, estoppel agreement, or the lease contains a waiver in form and substance reasonably satisfactory to Bank, as applicable, and (B) as to any broker, warehouseman, common carrier or bailee, a bailee wavier in favor of Bank; (v) is owned solely by Borrower and subject to a perfected first priority Lien granted in favor of Bank under this Agreement; (vi) is not leased or on consignment to Borrower or on consignment by Borrower; (vii) is insured in accordance with the terms of this Agreement; (viii) is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which Borrower has received notice of a dispute in respect of any such agreement; (ix) is of the type usually sold in the ordinary course of Borrower's business; and (x) is located in the United States at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2)."

2.2 Section 6.9 (Financial Covenants). Clause (a) of Section 6.9 is deleted in its entirety and replaced with the following:

" (a) EBITDA. Maintain, measured as of the end of each month during the following periods, EBITDA, on a trailing six (6) month basis, of at least (loss not greater than) the following:

Monthly Period Ending	**Minimum EBITDA (loss not greater than)**
October 1, 2022 through October 31, 2022	($4,500,000.00)
November 1, 2022 through December 31, 2022	($4,000,000.00)
January 1, 2023 through January 31, 2023	($3,000,000.00)
February 1, 2023 through February 28, 2023	($2,500,000.00)
March 1, 2023 through March 31, 2023	($2,000,000.00)
April 1, 2023 through April 30, 2023	($1,500,000.00)
May 1, 2023 through May 31, 2023	($750,000.00)"

2.3 Section 6.9 (Financial Covenants). Clause (b) of Section 6.9 is deleted in its entirety and intentionally omitted.

2.4 Section 13 (Definitions). The following terms and their respective

definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:

> " "**Borrowing Base**" is (a) eighty percent (80%) of Eligible Accounts plus (b) (i) prior to the Initial Inventory Appraisal, the lesser of (A) fifty percent (50%) of the value of Borrower's Eligible Inventory (valued at cost), or (B) Two Million Four Hundred Thousand Dollars ($2,400,000.00); and (ii) after the Initial Inventory Appraisal, the lesser of (A) fifty percent (50%) of the value of Borrower's Eligible Inventory (valued at cost), (B) eight-five percent (85%) of the Net Orderly Liquidation Value, or (C) Seven Million Dollars ($7,000,000.00); in each case as determined by Bank from Borrower's most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing amount and/or percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value."

> " "**Revolving Line**" is an aggregate principal amount equal to Fourteen Million Dollars ($14,000,000.00)."

2.5 Section 13 (Definitions). Clause (y) of the definition of "Eligible Accounts" is hereby deleted in its entirety and replaced with the following:

> "(y) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing, with the exception of accounts owing from Toyota and/or its subsidiaries and affiliates, for which such percentage is fifty percent (50.0%), for the amounts that exceed that percentage, unless Bank approves in writing;"

2.6 Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:

> " "**Initial Inventory Appraisal**" is Bank's (or its representatives) inspection, performance of appraisals of, and conducting of a liquidation analysis with respect to the Borrower's Inventory, with results satisfactory to Bank in its sole and absolute discretion."

> " "**Net Orderly Liquidation Value**" is the net orderly liquidation value of Borrower's Eligible Inventory as set forth in the most recent inventory appraisal."

2.7 Section 13 (Definitions). The following defined terms set forth in Section 13.1 are deleted in their entirety:

> " "**Liquidity**" is, as of any date of determination, the sum of (a) the aggregate amount of unrestricted and unencumbered cash held at such time by Borrower in Deposit Accounts maintained with Bank, plus (b) net billed accounts receivable;

provided that any net billed accounts receivable generated from Caterpillar and Crown V-Force shall excluded from this definition."

" "**Liquidity Ratio**" is, as of any date of determination, the result of (a) Liquidity divided by (b) the aggregate outstanding principle balance of the Advances."

2.8 Exhibit B (Compliance Certificate). The Compliance Certificate appearing as **Exhibit B** to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as **Schedule 1** attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting

Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

5. **Ratification of Intellectual Property Security Agreement**. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Bank, as supplemented by that certain First Supplement to Intellectual Property Security Agreement dated as of October 29, 2021, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement, as supplemented, (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

6. **Ratification of Perfection Certificates**. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in certain Perfection Certificates dated as of June 23, 2022, and acknowledges, confirms and agrees that with the exception of (i) the annual report on Form 10-K for the fiscal year ended June 30, 2022 being filed with the Securities and Exchange Commission on September 28, 2022 in reference to No. 2(b) of the Perfection Certificates, (ii) Flux Power, Inc.'s property is subject to a new security interest held by Corporation Service Company for equipment lease in reference to No. 6(b) of the Perfection Certificates and (iii) the deletion of Jon Berry (former COO) and his information in No. 11 of the Perfection Certificates, the disclosures and information Borrower provided to Bank in such Perfection Certificates have not changed, as of the date hereof.

7. **Integration**. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. **Counterparts.** This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and

recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

9. Effectiveness. As conditions precedent to the effectiveness of this Amendment, Bank shall have received the following documents prior to or concurrently with this Amendment, each in form and substance reasonably satisfactory to Bank:

9.1 This Amendment duly executed on behalf of the parties hereto;

9.2 Borrower's payment of (i) a fully earned, non-refundable amendment fee of Ten Thousand Dollars ($10,000.00), and (ii) Bank's legal fees and expenses incurred in connection with this Amendment;

9.3 the Acknowledgment and Reaffirmation of Subordination Agreement;

9.4 a secretary's certificate of Borrower with respect to Borrower's Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Amendment and the other Loan Documents to which it is a party;

9.5 duly executed signatures to the completed Borrowing Resolutions for Borrower;

9.6 certified copies, dated as of a recent date, of UCC and other lien searches of Borrower, as Bank may request and which shall be obtained by Bank, accompanied by written evidence (including any UCC termination statements) that the Liens revealed in any such searches either (i) will be terminated prior to or in connection with this Amendment, or (ii) will constitute Permitted Liens; and

9.7 A long-form good standing certificate of Borrower, certified by the jurisdiction of incorporation of Borrower, dated as of a date no earlier than thirty (30) days prior to the date hereof.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

DocuSigned by:

By: 595FE2194557441... ___________

Name: Joshua Wagner

Title: Director

BORROWER

FLUX POWER, INC.

DocuSigned by:

By: Ronald F. Dutt DD7132CE1CD945C... ___________

Name: Ronald F. Dutt

Title: Chief Executive Officer

FLUX POWER HOLDINGS, INC.

DocuSigned by:

By: Charles A. Scheiwe E194AA4DD67B480... ___________

Name: Chuck Scheiwe

Title: Chief Financial Officer